EXHIBIT 12
                            GENERAL ELECTRIC COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES


(Dollars in millions)                                     Nine months ended
                                                          September 30, 1997
                                                          ------------------

GE EXCEPT GECS

Earnings (a)                                                  $  7,786
Less:  Equity in undistributed earnings of General Electric
          Capital Services, Inc. (b)                            (1,496)
Plus:  Interest and other financial
          charges included in expense                              538
       One-third of rental expense (c)                             128
                                                              --------
Adjusted "earnings"                                           $  6,956
                                                              ========
Fixed Charges:
  Interest and other financial charges                        $    538
  Interest capitalized                                              22
  One-third of rental expense (c)                                  128
                                                              --------
Total fixed charges                                           $    688
                                                              ========

Ratio of earnings to fixed charges                               10.11
                                                              ========


GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES

Earnings (a)                                                  $  8,828
Plus:  Interest and other financial charges
          included in expense                                    6,115
       One-third of rental expense (c)                             301
                                                              --------
Adjusted "earnings"                                           $ 15,244
                                                              ========
Fixed Charges:
  Interest and other financial charges                        $  6,115
  Interest capitalized                                              60
  One-third of rental expense (c)                                  301
                                                              --------
Total fixed charges                                           $  6,476
                                                              ========

Ratio of earnings to fixed charges                                2.35
                                                              ========


(a) Earnings before income taxes and minority interest.
(b) Earnings after income taxes, net of dividends.
(c) Considered to be representative of interest factor in rental expense.